Exhibit 99.1

Investor Contact:
Kiley Fleming, CFA
(615) 855-5525

DOLLAR GENERAL REPORTS INCREASED OCTOBER SALES

GOODLETTSVILLE, Tenn. - November 8, 2001 - Dollar General Corporation (NYSE: DG) today reported total retail sales for the four-week fiscal period ended November 2, 2001, equaled $418.4 million compared with $345.0 million for the four-week period ended October 27, 2000, an increase of 21.3 percent. Due to the Company's 53-week fiscal year in 2000, the Company's fiscal and calendar periods in 2001 do not coincide. For the four-week calendar period ended November 2, 2001, total sales increased 19.1 percent and same-store sales increased 8.5 percent compared with a 0.8 percent decrease in same-store sales for the four-week period ended November 3, 2000.

For the 13-week fiscal period ended November 2, 2001, Dollar General total retail sales increased 19.6 percent to $1,308.8 million from $1,093.9 million for the thirteen-week period ended October 27, 2000. For the thirteen-week calendar period ended November 2, 2001, total sales increased 18.9 percent and same-store sales increased 8.2 percent compared with a 0.5 percent increase in same-store sales for the 13-week period ended November 3, 2000. During the quarter, the Company opened 169 new stores and closed 12 stores. As of November 2, 2001, the Company operated 5,486 stores, totaling 37.1 million selling square feet. For the full year, the Company expects to open 600-625 new stores and close 50-60 stores.

For the 39-week fiscal period ended November 2, 2001, Dollar General's total retail sales increased 20.2 percent to $3.7 billion from $3.1 billion for the 39-week period ended October 27, 2000. For the 39-week calendar period ended November 2, 2001, total sales increased 19.5 percent and same-store sales increased 7.6 percent compared with a 0.6 percent increase in same-store sales for the 39-week period ended November 3, 2000.

Sales Outlook:
For the four-week fiscal period of November ending November 30, 2001, the Company expects total sales to increase 22-24 percent compared with total sales for the four-week period ended November 24, 2000. For the four-week calendar period, same-store sales are expected to increase 5-7 percent compared with a
1.4 percent increase in same-store sales for the four-week period ended December 1, 2000. November sales results will be released on Thursday, December 6, 2001.

Weekly sales trends are announced on Mondays after the market closes and can be attained online at www.dollargeneral.com or by calling (615) 855-5529.

Dollar General operates more than 5,400 neighborhood stores in 27 states.


This press release contains historical and forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking



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statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance), including with respect to the timely delivery of the Company's financial statements; general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; the results of the Company's on-going restatement and audit process; the degree of cooperation between the predecessor auditor and the successor auditor in the audit process; and the impact of the litigation and any regulatory proceedings related to such restatements. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

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